Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Jonathan H. Downing Executive Vice President, Corporate Development (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jennifer Beugelmans (415) 896-6820 Media Relations: Steve DiMattia (646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. REPORTS RECORD NET INCOME OF $26.0 MILLION
FOR THE FOURTH QUARTER OF 2005
· Seventh Consecutive Year of Double-Digit Earnings Growth
· Company Generates $1.08 Billion in New Loan Commitments
· Annualized Loan Growth of 32.8%
· Nonperforming Asset Ratio of 0.24%
· Acquisitions in Seattle and Boston Markets Closed During Fourth Quarter
          SAN FRANCISCO, January 26, 2006 — UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported record net income of $26.0 million for the fourth quarter ended December 31, 2005. This is an increase of 9.5%, compared with net income of $23.7 million for the quarter ended December 31, 2004. The diluted earnings per common share were $0.27 for the fourth quarter of 2005, compared with $0.25 for the corresponding period of 2004. Net income for the year ended December 31, 2005 was $98.7 million, an increase of $13.1 million, or 15.3%, from $85.6 million for the year ended December 31, 2004. The diluted earnings per common share on a post split basis for the year ended December 31, 2005 were $1.03, compared with $0.90 for the year ended December 31, 2004.
     Fourth quarter and full year 2005 highlights include:
     Revenue Growth:
•	Net interest income grew by $10.1 million, or 18.4%, for the fourth quarter of 2005, compared with the corresponding quarter of 2004. Net interest income grew by $33.0 million, or 15.9%, for the full year 2005.
•	Noninterest income declined by $420,000, or 4.8%, for the fourth quarter of 2005, compared with the corresponding quarter of 2004. For the full year 2005, noninterest income declined $4.2 million, or 13.6%. Excluding the 2004 gains on sales of securities, noninterest income grew by $3.2 million, or 62.5%, for the fourth quarter of 2005, compared to the fourth quarter of 2004. Excluding the 2004 gains on sales of securities, noninterest income grew by $8.5 million, or 46.9%, for the full year 2005, compared to 2004. The primary driver of the increase in noninterest income excluding the 2004 securities sales was the gain on sale of commercial real estate and multifamily loans and increases in commercial banking fees.
•	The net interest margin for the fourth quarter of 2005 was 3.62%, compared with 3.79% for the fourth quarter of 2004. The net interest margin for the full year 2005 was 3.66%, compared with 3.72% for the full year 2004.
Deposit Growth:
•	Core deposit growth was $159.0 million for the fourth quarter of 2005, or 24.7% annualized. Core deposit growth for the full year 2005 was $302.9 million, or 12.5%. Excluding the acquisitions of Asian American Bank & Trust Company (“AABT”) and Pacifica Bancorp, Inc. (“Pacifica”), the core deposit growth for the full year 2005 was $154.9 million, or 6.4%.
•	Total deposit growth was $268.5 million for the fourth quarter of 2005, or 17.9% annualized. Deposit growth for the full year 2005 was $1.05 billion, or 20.1%. Excluding the acquisitions of AABT and Pacifica, deposit growth for the full year 2005 was $790.5 million, or 15.2%.
•	Hong Kong deposit growth was $74.1 million for the fourth quarter of 2005, or 61.6% annualized.
Loan Growth:
•	New loan commitments increased by 45.1% to $1.08 billion for the fourth quarter of 2005, compared with loan commitments of $747.0 million for the fourth quarter of 2004.
•	New loan commitments for the full year 2005, increased by 65.5% to $4.10 billion from $2.48 billion in 2004.
•	Fourth quarter and full year 2005 loan commitments were concentrated in the commercial loan segment: construction loans, commercial real estate and commercial business loans.
•	Total loan growth for fourth quarter of 2005 was $454.0 million, or 32.8% annualized. Excluding the AABT and Pacifica acquisitions, which closed during the fourth quarter of 2005, the loan growth for the quarter was $222.7 million, or 16.8% annualized. Prior to the sale of $137.5 million of commercial real estate loans during the fourth quarter of 2005, total loans grew by $591.5 million, or 42.7% annualized, during the fourth quarter of 2005, including the AABT and Pacifica acquisitions and $360.9 million, or 26.1% annualized, excluding the acquisitions.
•	Total loan growth for the full year 2005 was $1.62 billion, or 37.0%. Excluding the AABT and Pacifica acquisitions, which closed during 2005, the loan growth for the year was $1.39 billion, or 31.7%. Prior to the sale of $788.5 million of loans during 2005, total loans grew by $2.41 billion, or 55.0%, in 2005, including the AABT and Pacifica acquisitions and $2.18 billion, or 49.7% excluding the acquisitions.
Asset Quality:
•	The nonperforming asset ratio was 0.24% at December 31, 2005, compared with 0.20% at December 31, 2004.
•	Net loan charge-offs were $1.4 million for the fourth quarter of 2005, or 0.09% annualized. This compares with net loan charge-offs of $1.7 million for the fourth quarter of 2004, or 0.16% annualized.

•	Total net loan charge-offs were $1.5 million for 2005, or 0.03%. Total net loan charge-offs were $4.5 million, or 0.11%, for 2004.
•	The provision for loan losses was $1.8 million for the fourth quarter of 2005, compared with a recovery of loan losses of $626,000 for the corresponding quarter of 2004.
Corporate Developments:
•	UCBH Holdings, Inc. completed the acquisition of Pacifica Bancorp, Inc., the holding company of Pacifica Bank, on October 31, 2005. Pacifica Bank, with two branches serving the Greater Seattle area, provides a strong platform for the Company’s expansion into the Greater Seattle market.
•	UCBH Holdings, Inc. completed the acquisition of Asian American Bank & Trust Company on November 28, 2005. AABT, with three full-service branches, provides a strong platform for the Company’s expansion into the Greater Boston and New England markets.
•	On October 13, 2005, UCBH Holdings, Inc. entered into a definitive agreement to acquire Great Eastern Bank headquartered in New York City. Subsequently, another bank submitted an offer to purchase Great Eastern Bank. Whether UCBH will ultimately acquire Great Eastern Bank is not known at this time.
     As a result of the solid performance in the fourth quarter of 2005 and the full year, the resulting annualized return on average assets (“ROA”) ratio for the quarter ended December 31, 2005 was 1.35%, and the annualized return on average equity (“ROE”) ratio was 18.00%. The ROA and ROE ratios for the fourth quarter of 2004 were 1.53% and 19.63%, respectively. The efficiency ratio was 45.14% for the fourth quarter of 2005, compared with an efficiency ratio of 42.78% for the corresponding period of 2004. The ROA and ROE for the year ended December 31, 2005 were 1.41% and 18.58%, respectively, compared with 1.44% and 18.92%, respectively, for 2004. The efficiency ratio for the year was 43.76%, compared with an efficiency ratio of 41.60% in 2004.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with our financial performance and accomplishments in 2005, marking the Company’s seventh consecutive year of double-digit earnings growth.
     “We achieved record loan originations during 2005. Total loan originations were $4.10 billion for the year, an increase of $1.62 billion, or 65.5%, over the 2004 level. Our loan pipeline is very strong at $1.73 billion, with over half being represented by commercial business and international trade finance loans. Accordingly, we project strong loan originations for 2006, particularly in the areas of commercial business and international trade finance loans.
     “During the year, we substantially increased our sources of noninterest income from commercial banking fees as well as from the ongoing strategic sale of commercial real estate and multifamily loans. We plan to continue loan sales during 2006 as part of our core strategy of balance sheet restructuring. We project real estate loan sales in the range of $150 million to $200 million per quarter during 2006.
     “In 2005, we continued to expand our geographical presence in both United States and in Greater China. During the year, we opened one new branch in California and two branches in New York. We also opened representative offices in Shenzhen, China and Taipei, Taiwan in Greater China. In the fourth quarter, we also completed the acquisitions of Pacifica Bancorp in Greater Seattle and Asian American Bank & Trust Company in Greater New England. We will continue to seek acquisition opportunities to expand our network in the United States and also actively pursue opportunities to expand our franchise in Greater China. This expansion in the delivery system will further enhance our ability to build solid customer relationships.
     “With the accomplishments in 2005 and the strong business platform we have established, we are confident that we will achieve our goals for 2006,” concluded Mr. Wu.
     Net Income and Net Interest Income
     Net income increased by 9.5% to $26.0 million for the quarter ended December 31, 2005, compared with $23.7 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income before provision for loan losses for the quarter ended December 31, 2005 increased by $10.1 million, or 18.4%, to $65.4 million, compared with $55.2 million in the same period of 2004. This increase was primarily due to a $1.40 billion increase in the average balance of interest-earning assets, which resulted almost exclusively from organic loan growth.
     Net interest income increased by 15.9% to $240.5 million for the full year, compared with $207.5 million for 2004. The increase was primarily due to a $998.2 million increase in the average interest-earning assets, which resulted almost exclusively from organic loan growth. Average commercial loans were $4.59 billion in 2005, an increase of $914.0 million, or 24.9%, from $3.67 billion in 2004.
     The net interest margin was 3.62% for the quarter ended December 31, 2005, compared with 3.79% for the quarter ended December 31, 2004 and 3.58% for the quarter ended September 30, 2005. The net interest margin of 3.66% for the full year 2005 compares with a margin of 3.72% in 2004. The change in the net interest margin reflects the increase in the average loan yields, which were offset by the increase in the average cost of deposits, and borrowing costs.
     The average cost of deposits during the fourth quarter was 2.72%, compared with 1.55% for the fourth quarter ended December 31, 2004. The 117 basis point increase in the average cost of deposits during the quarter reflects the increase in market interest rates during 2005. The average cost of deposits for 2005 was 2.22%, compared with 1.39% in 2004, also reflecting the increase in market interest rates.
     Noninterest Income
     Noninterest income declined by $420,000 to $8.4 million for the quarter ended December 31, 2005, compared with $8.8 million for the corresponding quarter of 2004. Excluding the 2004 gains on sales of securities of $3.7 million, noninterest income grew by $3.2 million, or 62.5%, for the fourth quarter of 2005, compared with the fourth quarter of 2004. This $3.2 million increase reflects the $1.2 million, or 65.4%, increase in commercial banking fees. Gains on sales of real estate loans were $4.5 million for the fourth quarter of 2005, compared with gains on sales of real estate loans of $4.8 million in the fourth quarter of 2004.
     Noninterest income decreased by $4.2 million, or 13.6%, to $26.7 million in 2005, compared with noninterest income of $30.9 million in 2004. Excluding the 2004 gains on sales of securities of $12.7 million, noninterest income grew by $8.5 million, or 46.9%, for the full year 2005, compared with the full year 2004. This $8.5 million increase primarily reflects the $2.4 million, or 28.5%, increase in commercial banking fees and a $4.5 million, or 57.9%, increase in gains of sales of real estate loans.

     Noninterest Expense
     Noninterest expense for the fourth quarter of 2005 increased by 21.5% to $33.3 million, from $27.4 million for the corresponding quarter of 2004. This increase was primarily a result of increased personnel costs, professional fees and contracted services, and occupancy-related expenses. In the fourth quarter of 2005, personnel expense increased 36.1% to $17.4 million from $12.8 million for the fourth quarter of 2004. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of new branches in California and New York, the expansion of the Bank’s infrastructure to support a larger and growing organization, and the acquisitions of Asian American Bank & Trust Company and Pacifica Bancorp, Inc. in the fourth quarter of 2005. Professional fees and contracted services increased by 20.7% to $3.0 million from $2.5 million in the corresponding quarter of 2004, primarily relating to Sarbanes-Oxley compliance. Furniture and equipment increased by 9.7% to $1.9 million in the fourth quarter of 2005, from $1.7 million, in the corresponding quarter of 2004, reflecting primarily the expansion of the Bank’s operations in the United States and Asia.
     Noninterest expense totaled $116.9 million in 2005, an increase of 17.9% from $99.2 million in 2004, primarily as a result of increases in personnel expenses, occupancy expenses and professional services. In 2005, personnel expenses increased by 18.1% to $60.2 million from $50.9 million for 2004. This increase resulted from additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of the California branches, the expansion of the Bank’s infrastructure to support a larger and growing organization and the AABT and Pacifica acquisitions. Occupancy expenses increased to $12.2 million, or 20.4%, as a result of the expansion of the Hong Kong branch, the opening of new branches in California and New York, the expansion of the Bank’s infrastructure to support a larger and growing organization, and the acquisitions of AABT and Pacifica. Professional fees and contracted services increased by 43.6% to $10.8 million from $7.5 million in 2004, primarily relating to Sarbanes-Oxley compliance.
     Deposits
     Core deposit growth was $159.0 million, or 24.7% annualized, during the fourth quarter of 2005 and $302.9 million, or 12.5%, for the year ended December 31, 2005. Certificates of Deposit increased by $109.5 million, or 12.8% annualized, during the fourth quarter of 2005 and $745.4 million, or 26.7%, for the full year. Total deposits increased to $6.26 billion at December 31, 2005, compared with $5.22 billion at December 31, 2004, an increase of $1.05 billion, or 20.1%. The average cost of deposits for the quarter ended December 31, 2005, increased to 2.72% from 1.55% for the three months ended December 31, 2004, reflecting the increase in market interest rates.
     Loan Growth
     Loans held in portfolio increased at an annualized rate of 45.7% during the quarter to $5.84 billion at December 31, 2005, following the sale of $137.5 million of commercial real estate loans during the quarter. As a result of the Bank’s continued focus on commercial lending activities and the expansion in Hong Kong, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $5.17 billion at December 31, 2005. This represents a quarterly increase of $546.3 million, or 47.2% annualized, from $4.63 billion of commercial loans at September 30, 2005. Total loan growth for the full year 2005 was $1.79 billion, or 44.1%.

     Loan Commitments
     New loan commitments of $1.08 billion for the quarter ended December 31, 2005, were comprised of $1.04 billion of commercial loans and $44.8 million of consumer loans. Commercial real estate loan originations decreased 3.0% to $261.3 million in the fourth quarter of 2005, from $269.2 million in the fourth quarter of 2004. Multifamily loan originations were $180.0 million for the fourth quarter of 2005, a decrease of $2.4 million, or 1.3%, from $182.4 million of multifamily loan originations in the fourth quarter of 2004. Commercial business loan commitments increased by $79.6 million, or 57.2% to $219.0 million in the fourth quarter of 2005, compared with the fourth quarter of 2004. Construction loan commitments increased by $275.6 million, or 267.4%, to $378.7 million in the fourth quarter of 2005, compared with the fourth quarter of 2004. For the full year 2005, total loan commitments increased by $1.62 billion, or 65.5%, to $4.10 billion, from $2.48 billion in 2004.
     Credit Quality and Allowance for Loan Losses
     Total nonperforming assets as of December 31, 2005 were $19.1 million, or 0.24%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $12.6 million, or 0.20%, at December 31, 2004. Net loan charge-offs were $1.4 million for the quarter ended December 31, 2005, compared with net loan charge-offs of $1.7 million for the corresponding quarter of the prior year. Annualized net loan charge-offs for the fourth quarter of 2005 were 0.09%, compared with 0.16% for the corresponding quarter of 2004. Net loan charge-offs for 2005 were $1.5 million, or 0.03%, compared with net loan charge-offs of $4.7 million, or 0.11%, in 2004.
     The allowance for loan losses was $63.1 million, or 1.08% of portfolio loans, at December 31, 2005. This compares with an allowance for loan losses of $56.5 million, or 1.39% of portfolio loans, as of December 31, 2004.
     Securities
     The securities portfolio was $1.43 billion at December 31, 2005, compared with $1.49 billion at December 31, 2004, a decrease of 4.6%. The securities portfolio represented 17.9% of total assets as of December 31, 2005, compared with 23.7% as of December 31, 2004. The reduction in the securities portfolio has resulted from the Company’s long-term goal of reducing the securities portfolio to between 15% and 20% of total assets.
     Income Taxes
     The effective tax rate for the fourth quarter ended December 31, 2005 was 32.9% and was 32.2% for the full year 2005. The effective tax rate for the fourth quarter ended December 31, 2004 was 36.3% and was 36.6% for the full year 2004. The reduced tax rate in the fourth quarter of 2005 reflects primarily the tax provision true-up to the 2004 tax return which was filed in the fourth quarter of 2005. The decreased effective tax rate in 2005 is primarily the result of the $3.9 million tax benefit from the Company’s declared intent to repatriate earnings from the Cayman Islands subsidiary, California Canton International Bank (Cayman) Ltd., in the second quarter of 2005 and the tax provision true-up in the fourth quarter of 2005.
     Capital
     Stockholders’ equity increased by 24.9% to $604.4 million at the end of 2005, from $484.0 million at year-end 2004. The growth in equity resulted from the retention of earnings during the year and the acquisitions of AABT and Pacifica, partially offset by dividend payments to stockholders. The Tier I leverage ratio of the Bank was 8.26% at

December 31, 2005, compared with 8.49% at December 31, 2004. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”
     Fourth Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on January 27, 2006, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s fourth quarter and fiscal 2005, as well as its outlook for 2006. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, three branches in Greater Boston, four branches in Greater New York, two branches in Greater Seattle, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, headquartered in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. & Subsidiaries
Consolidated Condensed Balance Sheets
(Dollars in Thousands, Except Par Value)
(Unaudited)

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$200,072	$73,864
Federal funds sold	2,993	134,500
Investment and mortgage-backed securities available for sale, at fair value	1,117,724	1,169,140
Investment and mortgage-backed securities held to maturity, at cost (fair value of $313,974 and $331,969 at December 31, 2005 and 2004, respectively)	308,608	325,202
Federal Home Loan Bank stock and other equity investments	75,445	56,867
Loans held for sale	156,740	326,007
Loans held in portfolio	5,838,056	4,050,741
Allowance for loan losses	(63,076)	(56,472)

Net loans held in portfolio	5,774,980	3,994,269

Accrued interest receivable	37,750	24,507
Premises and equipment, net	98,289	92,643
Goodwill	107,253	68,301
Core deposit intangibles, net	14,980	9,829
Mortgage servicing rights, net	10,642	7,747
Other assets	57,107	32,805

Total assets	$7,962,583	$6,315,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$558,649	$428,602
Interest-bearing deposits	5,705,520	4,787,260

Total deposits	6,264,169	5,215,862

Short-term borrowings	279,425	72,310
Subordinated debentures	146,000	136,000
Accrued interest payable	12,582	6,110
Long-term borrowings	562,033	334,952
Other liabilities	94,005	66,435

Total liabilities	7,358,214	5,831,669

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at December 31, 2005 and 2004; 94,037,878 and 91,131,824 (1)shares issued and outstanding at December 31, 2005 and 2004, respectively	940	456
Additional paid-in capital	247,340	203,432
Accumulated other comprehensive loss	(19,986)	(6,498)
Retained earnings	376,075	286,622

Total stockholders’ equity	604,369	484,012

Total liabilities and stockholders’ equity	$7,962,583	$6,315,681

(1) Adjusted for two-for-one stock split distributed on April 12, 2005.

UCBH Holdings, Inc. & Subsidiaries
Consolidated Condensed Statement of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2005	2004		2005	2004
Interest and dividend income:
Loans	$99,615	$63,695		$333,159	$226,292
Funds sold and due from banks	896	426		2,121	649
Investment and mortgage-backed securities:
Taxable	14,258	14,923		56,503	63,646
Nontaxable	2,690	2,520		10,617	9,477

Total interest and dividend income
	117,459	81,564		402,400	300,064

Interest expense:
Deposits	41,240	19,702		123,317	67,267
Short-term borrowings	3,574	380		10,605	2,165
Subordinated debentures	2,639	2,200		9,353	8,185
Long-term borrowings	4,644	4,053		18,635	14,966

Total interest expense	52,097	26,335		161,910	92,583

Net interest income	65,362	55,229		240,490	207,481
Provision for (recovery of) loan losses	1,766	(626)		4,626	4,201

Net interest income after provision for (recovery of) loan losses	63,596	55,855		235,864	203,280

Noninterest income:
Commercial banking fees	3,023	1,828		10,607	8,254
Service charges on deposits	765	691		3,038	2,654
Gain (loss) on sale of securities, net	—	3,654		(5)	12,713
Gain on sale of SBA loans, net	718	(1,534)		3,356	1,463
Gain on sale of multifamily real estate and other loans, net	4,458	4,781		12,207	7,732
Unrealized loss on loans held for sale	(378)	—		(1,151)	—
Equity loss in other equity investments	(516)	(563)		(2,296)	(2,210)
Other fees	338	(29)		929	271

Total noninterest income	8,408	8,828		26,685	30,877

Noninterest expense:
Personnel	17,408	12,787		60,152	50,931
Occupancy	3,324	4,114		12,238	10,164
Data processing	1,763	1,545		6,847	5,896
Furniture and equipment	1,903	1,735		6,534	6,458
Professional fees and contracted services.	3,036	2,516		10,763	7,496
Deposit insurance	183	185		742	774
Communication	249	353		955	1,287
Core deposit intangible amortization	598	282		1,345	1,282
Loss (gain) on extinguishment of subordinated debentures and secured borrowings	(39)	—		1,246	—
Other general and administrative	4,876	3,889		16,091	14,865

Total noninterest expense	33,301	27,406		116,913	99,153

Income before income tax expense	38,703	37,277		145,636	135,004
Income tax expense	12,715	13,534		46,955	49,401

Net income	$25,988	$23,743		$98,681	$85,603

Earnings per share:
Basic	$0.28	$0.26	(1)	$1.07	$0.95	(1)
Diluted	$0.27	$0.25	(1)	$1.03	$0.90	(1)
Average shares outstanding:
Basic	93,067,593	90,946,446	(1)	91,934,570	90,522,594	(1)
Diluted	96,534,769	95,880,754	(1)	95,699,811	95,242,622	(1)

(1) Adjusted for two-for-one stock split distributed on April 12, 2005.

UCBH Holdings, Inc. & Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
	2005	2004	2005	2004 (2)
Profitability measures:
Return on average assets	1.35%	1.53%	1.41%	1.44%
Return on average equity	18.00%	19.63%	18.58%	18.92%
Efficiency ratio	45.14%	42.78%	43.76%	41.60%
Noninterest expense to average assets	1.74%	1.76%	1.68%	1.67%
Interest rate spread (1)	3.23%	3.55%	3.33%	3.51%
Net interest margin (1)	3.62%	3.79%	3.66%	3.72%

Average cost of deposits during the period	2.72%	1.55%	2.22%	1.39%

New loan commitments:
Commercial:
Secured by real estate — nonresidential	$261,274	$269,247	$1,170,429	$748,506
Secured by real estate — multifamily	180,025	182,433	1,081,417	575,421
Construction	378,680	103,080	867,372	421,924
Commercial business	218,967	139,326	755,701	460,290

Total commercial loans	1,038,946	694,086	3,874,919	2,206,141

Consumer:
Residential mortgage (one to four family)	35,105	44,279	188,634	234,522
Home equity and other	9,646	8,665	40,376	39,677

Total consumer loans	44,751	52,944	229,010	274,199

Total new loan commitments	$1,083,697	$747,030	$4,103,929	$2,480,340

(1) Calculated on a tax equivalent basis.
(2) New loan commitments exclude commitments on loans held for sale.

UCBH Holdings, Inc. & Subsidiaries
Average Balances
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
	2005	2004	2005	2004
Interest-earning assets Loans (1): Commercial:
Secured by real estate — nonresidential	$2,524,907	$1,858,995	$2,296,132	$1,760,517
Secured by real estate — multifamily	1,444,374	1,328,037	1,313,411	1,257,245
Construction	441,629	278,427	362,879	279,098
Commercial business	749,955	427,700	615,735	377,267

Total commercial loans	5,160,865	3,893,159	4,588,157	3,674,127

Consumer:
Residential mortgage (one to four family)	585,040	426,731	508,792	355,439
Home equity and other	52,157	48,909	52,003	48,233

Total consumer loans	637,197	475,640	560,795	403,672

Total loans	5,798,062	4,368,799	5,148,952	4,077,799
Taxable securities	1,265,604	1,315,134	1,288,508	1,411,155
Nontaxable securities	225,559	210,224	222,196	197,885
Other	84,594	77,631	56,179	30,770

Total interest-earning assets	7,373,819	5,971,788	6,715,835	5,717,609
Noninterest-earning assets	298,262	244,361	259,142	222,289

Total assets	$7,672,081	$6,216,149	$6,974,977	$5,939,898

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,209,112	$917,549	$1,095,964	$827,861
Savings accounts	795,855	969,147	841,271	921,106
Time deposits	3,568,439	2,789,835	3,169,956	2,699,287

Total interest-bearing deposits	5,573,406	4,676,531	5,107,191	4,448,254
Short-Term Borrowings	389,545	92,268	304,251	172,225
Long-Term Borrowings	382,970	335,026	361,411	299,252
Subordinated debentures	146,000	136,000	131,901	136,000

Total interest-bearing liabilities	6,491,921	5,239,825	5,904,754	5,055,731
Noninterest-bearing deposits	494,724	407,769	449,324	374,269
Other noninterest-bearing liabilities	108,077	84,721	89,777	57,445
Stockholders’ equity	577,359	483,834	531,122	452,453

Total liabilities and stockholders’ equity	$7,672,081	$6,216,149	$6,974,977	$5,939,898

Deposits:
Noninterest-bearing deposits	$494,724	$407,769	$449,324	$374,269
NOW, checking and money market accounts	1,209,112	917,549	1,095,964	827,861
Savings accounts	795,855	969,147	841,271	921,106
Time deposits	3,568,439	2,789,835	3,169,956	2,699,287

Total deposits	$6,068,130	$5,084,300	$5,556,515	$4,822,523

(1)     Loans include loans held for sale.

UCBH Holdings, Inc. & Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	December 31,
	2005	2004
Selected loan data:
Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,306,776	$1,943,868
Secured by real estate — multifamily	1,506,848	866,079
Construction	494,841	289,936
Commercial business	863,930	468,128

Total commercial loans	5,172,395	3,568,011

Consumer:
Residential mortgage (one to four family)	613,988	434,423
Home equity and other	51,673	48,307

Total consumer loans	665,661	482,730

Total loans held in portfolio	$5,838,056	$4,050,741

Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$154,087	$26,882
Secured by real estate — multifamily	—	295,788
Commercial business	2,653	3,337

Total loans held for sale	$156,740	$326,007

Nonperforming loans	$$19,133	$12,574
Other real estate owned (OREO)	$—	$—
Loan delinquency ratio	0.48%	0.90%
Nonperforming assets to total assets	0.24%	0.20%
Nonperforming loans to total loans	0.32%	0.29%
Allowance for loan losses to nonperforming loans	329.67%	449.12%
Allowance for loan losses to loans held in portfolio	1.08%	1.39%
Total loan to deposit ratio	95.70%	83.91%

Selected deposit data:
NOW, checking and money market accounts	$1,784,065	$1,427,366
Savings accounts	946,714	1,000,489
Time deposits	3,533,390	2,788,007

Total deposits	$6,264,169	$5,215,862

Cost of deposits	2.75%	1.59%

Selected equity data:
Book value per share	$6.43	$5.31 (1)
Bank regulatory capital ratios:
Total risk-based capital	10.96%	12.67%
Tier 1 risk-based capital	9.91%	11.42%
Tier 1 leverage ratio	8.26%	8.49%

(1) Adjusted for two-for-one stock split distributed on April 12, 2005.